Investor Contact: Allison Good
The Smith & Wollensky Restaurant Group
Phone: 212-838-2061 x2379
Email: agood@swrg.com

Smith & Wollensky Stockholders Approve Merger

New York, August 20, 2007 – The Smith & Wollensky Restaurant Group, Inc. (Nasdaq: SWRG) today announced that, at a special meeting of stockholders held today, August 20, 2007, the stockholders of the Company approved the amended and restated agreement and plan of merger, dated as of May 6, 2007, by and among Project Grill, LLC, (“Grill”), SWRG Acquisition Sub, Inc., a wholly owned subsidiary of Grill, and the Company.  The proposal was approved by (i) the affirmative vote of the holders of a majority of the shares of the Company’s common stock and (ii) the affirmative vote of the holders of a majority of the shares of the Company’s common stock present or voting by proxy at the special meeting relating to the merger (not including any shares of the Company’s common stock beneficially owned by Mr. Alan N. Stillman).

The parties intend to consummate the merger as soon as possible after satisfaction of closing conditions that have not been satisfied to date, including liquor licensing authority approval.  After the consummation of the merger, the Company’s common shares will no longer trade on the NASDAQ Global Market.  Under the terms of the merger agreement, the Company’s stockholders will receive $11.00 in cash for each share of Company common stock they hold.

About Smith & Wollensky Restaurant Group
The Smith & Wollensky Restaurant Group develops and operates high-end, high-volume restaurants in major cities across the United States. The original Smith & Wollensky, a traditional New York steakhouse, opened in 1977. Since its inception, the company has grown to include 13 restaurants, including Smith & Wollensky in New York, Miami Beach, Chicago, Las Vegas, Washington, D.C., Philadelphia, Columbus, Houston, and Boston. SWRG also operates four other restaurants in New York, including Maloney & Porcelli, Park Avenue (Summer, Autumn, Winter, Spring), The Post House, and Quality Meats.

Except for historical information contained herein, the statements made in this press release regarding the Company’s business, strategy and results of operations are forward-looking statements which are based on management’s beliefs and information currently available to management.  Readers are cautioned not to put undue reliance on such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from such statements.  Factors that may cause such differences include changes in economic conditions generally or in each of the markets in which the Company is located, unanticipated changes in labor or food costs, changes in consumer preferences, the level of competition in the high-end segment of the restaurant industry and the success of the Company’s growth strategy.  For a more detailed description of such factors, please see the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 2, 2007.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.